Exhibit 23.1


Consent of KPMG Peat Marwick LLP

The Board of Directors and Stockholders
Prime Capital Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Prime Capital Corporation of our report dated March 10, 1997, relating to the consolidated balance sheets of Prime Capital Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 which report appears in the December 31, 1996 annual report on Form 10-KSB of Prime Capital Corporation.


                                          /s/ KPMG Peat Marwick LLP

                                          (KPMG Peat Marwick LLP)

                                          December 23, 1997

                                          Chicago, Illinois